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                   Emerging Vision Announces Stock Repurchase
                      Program For Up to One Million Shares

         Company to repurchase up to Four Percent of Outstanding Shares

NEW YORK, NY- October 31, 2000 - Emerging Vision, Inc. (NASDAQ:ISEE) today announced that its Board of Directors has authorized the repurchase of up to one million shares of the Company's outstanding Common Stock. Under the stock repurchase program, which will be funded from available working capital, Emerging Vision may purchase shares from time to time over the next 12 months at prevailing prices in the open market, subject to market conditions.

Greg Cook, Emerging Vision's president and CEO, commented, "The decision by our directors to implement this program underscores our belief that the Company's shares are substantially undervalued. Our goal to develop the first business-to-business Internet-based portal for the optical industry continues to take form, and we consider the repurchase of our stock in the best interest of shareholder value."

The announcement follows a series of recent press releases by the Company disclosing the execution of several letters of intent with leading members of the optical industry desiring to participate in the Company's web-based optical portal business. Recent announcements include optical industry leaders such as Aoyama USA, CooperVision, Tecnol North America, and Zyloware Corporation. Cook added, "The anticipated partnerships announced this month are only four of many others which we intend to establish for our optical industry portal."

About Emerging Vision

Emerging Vision is taking a leadership role within the optical industry by developing and launching the first Internet-based portal for the optical industry to provide comprehensive e-commerce solutions to the business buyers and suppliers of optical products worldwide. Emerging Vision's portal is the first business-to-business solution for suppliers and purchasers in the optical industry, which is currently estimated at $50 billion, worldwide, and is projected to grow in excess of 10% annually over the next few years.

Emerging Vision takes full advantage of the convenient and far-reaching Internet channel to streamline the entire supply chain process, enhance buyer-supplier relationships, automate the purchasing process from product development to payment, and, ultimately, reduce sales and distribution costs through efficiency, improved communication and increased market exposure.

Certain statements contained in this press release may constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, including statements regarding Emerging Vision's beliefs, expectations, intentions or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to Emerging Vision as of the date hereof. Emerging Vision assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those set forth in such forward-looking statements, including, without limitation, Emerging Vision's ability to successfully develop and launch an Internet-based portal for the optical industry and develop and launch an extensive network of web sites. These and other risks and uncertainties are detailed in Emerging Vision's registration statement on Form S-3 filed on May 16, 2000 with the Securities and Exchange Commission, and other reports filed by Emerging Vision from time to time with the Securities and Exchange Commission.



                                            Contacts:   Emerging Vision
                                            George Campbell
                                            (214) 915-8822
                                            george@emergingvision.com
                                                   or
                                            Wall Street Investor Relations Corp.
                                            Joseph M. Zappulla
                                            (301) 907-4090
                                            (212) 973-0883
                                            JZappulla@WallStreetIR.com